EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman – Chief Executive Officer (770) 576-6705

Mark Haidet – Chief Financial Officer (770)-576-6404

Melissa Coley - Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Improved Results for the Second Quarter

Adjusted earnings of $.04 per diluted share with positive outlook for second half of the year

ATLANTA—(BUSINESS WIRE)—August 5, 2004—Radiant Systems, Inc. (NASDAQ: RADS - News), a leading provider of innovative technology for the hospitality, petroleum and convenience store, and entertainment industries, today announced financial results for the second quarter ended June 30, 2004.

Summary financial results for the second quarter of 2004 are as follows:

•	Total revenues for the period were $32.3 million, an increase of 43.4% over revenues of $22.5 million for the same period in 2003.

•	GAAP loss from continuing operations was $0.0, an improvement of $1.9 million compared to the same period in 2003.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $1.3 million or $.04 per diluted share, an increase of $2.1 million or $.07 per diluted share, compared to the same period last year.

•	GAAP net loss for the period was $0.2 million, or approximately $0.01 per diluted share, an improvement of $35.7 million, or $1.28 per diluted share, compared to the same period in 2003.

Summary financial results for the six months ended June 30, 2004:

•	Total revenues for the period were $59.2 million, an increase of 24.0% over revenues of $47.7 million for the same period in 2003.

•	GAAP loss from continuing operations was $1.0 million an improvement of $1.2 million compared to the same period in 2003.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $1.3 million or $.05 per diluted share, an increase of $1.9 million or $.07 per diluted share, compared to the same period last year.

•	GAAP net income for the period was $1.7 million or approximately $0.06 per diluted share, an increase of $40.8 million, or $1.46 per diluted share, compared to the same period in 2003.

On January 31, 2004 the Company completed the previously announced disposition of its Enterprise Software Systems segment. The historical financial statements for June 30, 2003 have been reclassified with the Enterprise Software Systems segment reported in discontinued operations for comparability purposes with the 2004 financial statements. Additionally, on January 12, 2004 the Company completed the previously announced acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition.

The Company provides adjusted net income/(loss) and adjusted net income/(loss)/ per share in this press release as additional information of the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from net income and per share measures used by other companies. Net income/(loss) has been adjusted to exclude amortization of acquisition related intangible assets and non-recurring charges. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations.

John Heyman, the Company’s chief executive officer commented, “We are very pleased with our strategic, operational and financial results for the quarter. Early last year we initiated a strategy to re-focus our business. We are now seeing strong validation of this strategy through increasing customer satisfaction, improved efficiency and stronger earnings. We have extended several of our strategic client relationships, our resellers are delivering strong results and our new products are gaining wider acceptance. These factors all lead to continued strength in our business as we move forward in the year”

Business highlights for the second quarter of 2004 include:

Entertainment Industry

•	Shipped more than 75 of the newly released Radiant outdoor kiosk, to several leading customers.

•	Shipped more than 100 P1210 terminals within 30 days of its introduction.

•	Signed new customers – Jenco Theatres, Schulman Theatres, and Steele & Steele Theatres.

•	Installed concession at kiosk at another top 50 exhibitor.

Petroleum and Convenience Store Industry

•	Implemented the most advanced convenience store, petroleum, and foodservice combined solution in the industry at the first Sheetz Convenience Restaurant in early June.

•	Signed a new long-term agreement with SpeedwaySuperAmerica to deploy Radiant POS software and P1550 hardware to all 1700 of their sites.

•	Won a contract with a large convenience store operator to deploy the P1510 kiosk in at least 1500 sites.

•	Formally awarded the Outside Payment Terminal business by a major oil company in Asia Pacific.

•	Installed Radiant POS in the 400th Repsol site.

•	Signed an agreement with a regional convenience store chain to deploy Radiant POS integrated with the PDI back office through the new NAXML standard.

•	Deployed Spanish menu capability with our Customer Self Service kiosks.

•	Went live with a regional grocery chain in their fuel operations utilizing Radiant POS and fuel price rollback loyalty functionality.

•	Started the full rollout at 7-Eleven Australia, which includes Radiant POS integrated with SAP-Retail.

Hospitality Industry

•	Added more than 500 live sites on Enterprise services in the quarter.

•	Released beta version of the Radiant frequency product for restaurant loyalty programs

•	Closed a total of 71 new enterprise services contracts during the quarter raising the total to over 500 customers contracted for Enterprise services including:

•	Benihana Inc.

•	Champps American Restaurant

•	Paradise Bakery

•	Hospitality Division wins Silver Award for Outstanding Sponsor in Systems/Software RSPA EXPOtech 2004.

•	Aloha reseller A&M Microtech sets installation record as first dealer to complete 100 installs in Canada.

•	Bari Management (a 60-store Burger King California franchise) selects Aloha QuickService, Aloha EDC, Aloha Inventory, Aloha RDS and Aloha Enterprise.com.

The Company confirmed its revenue estimates for 2004 to be in the range of $120 million to $130 million and narrowed the earnings range to $.17 to $.23 per share, excluding amortization of acquisition related intangibles and discontinued operations. Mark Haidet, the Company’s chief financial officer commented, “Our financial results are tracking ahead of our plan and we are cautiously optimistic about our results for the balance of the year. We expect to see increasing revenues and profits throughout the remainder of the year. Specifically, we anticipate generating earnings of approximately $.04 to $.06 per diluted share in the third quarter, excluding amortization of acquisition related intangibles.”

Mr. Haidet added, “Cash for the period decreased $5.5 million from the previous quarter while working capital remained relatively flat quarter over quarter. The reduction in cash is primarily attributed to receivables associated with increased sales and inventory purchases in line with our sales pipeline. We expect our working capital to remain sufficient and provide us with ample resources to fund any potential investments required to grow our business.”

Radiant will hold its second quarter 2004 conference call today at approximately 5 p.m. eastern daylight time. This call is being webcast by CCBN and can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at telephone at 1-888-280-8349-reference reservation # T514212R.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the foodservice, petroleum and convenience store, and cinema industries. Radiant’s point-of-sale, self-service kiosk, and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2004	December 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$14,083	33,774
Accounts receivable, net	23,771	18,614
Inventories	16,966	13,098
Other short-term assets	2,072	4,688

Total current assets	56,892	70,174

Property and equipment, net	9,431	11,229
Software development costs, net	2,401	2,844
Goodwill	31,564	7,537
Intangibles and other long-term assets	24,625	920

	$124,913	92,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$21,405	12,864
Accrued contractual obligations	2,564	—
Customer deposits and unearned revenue	9,464	12,257
Current portion of long-term debt	5,918	524

Total current liabilities	39,351	25,645

Client deposits and deferred revenues, net of current portion	1,574	—
Long-term debt, less current portion	14,689	136

Total liabilities	55,614	25,781

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 28,822,968 and 28,105,095 shares issued and outstanding	—	—
Additional paid-in capital	117,194	116,480
Accumulated other comprehensive income	145	217
Accumulated deficit	(48,040)	(49,774)

Total shareholders’ equity	69,299	66,923

	$124,913	92,704

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
System sales	$16,429	$9,405	$27,892	$22,527
Client support, maintenance and other services	15,895	13,140	31,273	25,180

Total revenues	32,324	22,545	59,165	47,707

Cost of revenues:
System sales	7,848	5,798	13,157	12,644
Impairment of capitalized software and acquired software	—	903	—	903
Client support, maintenance and other services	9,828	8,048	18,473	15,786

Total cost of revenues	17,676	14,749	31,630	29,333

Gross profit	14,648	7,796	27,535	18,374

Operating Expenses:
Product development	3,193	2,508	6,665	4,722
Sales and marketing	4,534	3,645	9,052	8,008
Depreciation of fixed assets	895	884	1,859	1,783
Amortization of intangible assets	1,282	—	2,326	—
Non-recurring charges	—	211	—	761
General and administrative	4,476	2,521	8,082	5,373

Income (loss) from operations	268	(1,973)	(449)	(2,273)

Interest (expense) income, net	(222)	106	(434)	257

Income (loss) for continuing operations before income	46	(1,867)	(883)	(2,016)

Income tax provision	62	58	97	164

Loss from continuing operations	(16)	(1,925)	(980)	(2,180)

Discontinued operations
Loss from operations of Enterprise business, net	—	(33,924)	(913)	(36,890)
Gain or disposal of Enterprise business, net	(183)	—	3,626	—

Income (loss) from discontinued operations	(183)	(33,924)	2,713	(36,890)

Net Income (loss)	$(199)	$(35,849)	$1,733	$(39,070)

Loss per share from continuing operations
Basic	$(0.00)	$(0.07)	$(0.03)	$(0.08)

Diluted	$(0.00)	$(0.07)	$(0.03)	$(0.08)

Net Income (loss) per share
Basic	$(0.01)	$(1.29)	$0.06	$(1.40)

Diluted	$(0.01)	$(1.29)	$0.06	$(1.40)

Weighted average shares outstanding:
Basic	28,778	27,862	28,842	27,934

Diluted	28,778	27,862	28,842	27,934

Reconciliation of Adjusted Net Income (Loss):

Net Income (loss)	$(199)	$(35,849)	$1,733	$(39,070)
Operations of discontinued business	—	33,924	913	36,890
Gain on disposal of discontinued business	183	—	(3,626)	—
Impairment of capitalized software and acquired software	—	903		903
Lease termination and severance costs	—	211	—	761
Amortization of purchased intangibles	1,282	—	2,326	—

Adjusted net income (loss)	$1,266	$(811)	$1,346	$(516)

Adjusted net income (loss) per diluted share	$0.04	$(0.03)	$0.05	$(0.02)